UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 4, 2016

Antero Midstream Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36719	46-4109058
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1615 Wynkoop Street

Denver, Colorado 80202

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (303) 357-7310

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2016, Antero Midstream Partners LP (the “Partnership”) announced that the Board of Directors (the “Board”) of Antero Resources Midstream Management LLC, the general partner (the “General Partner”) of the Partnership, appointed Michael N. Kennedy as the Chief Financial Officer of the General Partner, effective January 4, 2016.  Mr. Kennedy will replace Glen C. Warren, Jr., who has served as President, Chief Financial Officer and Secretary and as a director of the General Partner since February 2014.  Mr. Warren will continue to serve as President and Secretary and as a director of the General Partner.  Mr. Kennedy is concurrently being appointed as the Senior Vice President—Finance of Antero Resources Corporation (“Antero”), which owns approximately 66.5% of the Partnership’s outstanding common and subordinated units.

Mr. Kennedy, age 41, has served as Vice President—Finance of the General Partner since February 2014. Mr. Kennedy has also served as Vice President—Finance of Antero since August 2013. Mr. Kennedy was Executive Vice President and Chief Financial Officer of Forest Oil Corporation (“Forest”) from 2009 to 2013. From 2001 until 2009, Mr. Kennedy held various financial positions of increasing responsibility within Forest. From 1996 to 2001, Mr. Kennedy was an auditor with Arthur Andersen LLP focusing on the Natural Resources industry.  Mr. Kennedy holds a B.S. in Accounting from the University of Colorado at Boulder.

Mr. Kennedy (i) has no familial relationships with any director or other executive officer of the General Partner and (ii) is not a party to any related person transaction with the Partnership.  There are no arrangements or understandings between Mr. Kennedy and any other persons pursuant to which Mr. Kennedy was appointed as Chief Financial Officer of the General Partner.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTERO MIDSTREAM PARTNERS LP

By:	Antero Resources Midstream Management LLC,
its general partner

By:	/s/ GLEN C. WARREN, JR.
	Name:	Glen C. Warren, Jr.
	Title:	President, Chief Financial Officer and Secretary

Date:  January 7, 2016

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